EXHIBIT 99.1

EXPLANATION OF RESPONSES

(1)
The price reported in Column 4 is a weighted average price.  These shares were sold in multiple transactions at prices ranging from $33.005 to $33.250, inclusive.  The reporting person undertakes to provide to the issuer, any security holder of the issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range set forth in footnotes (1) and (2).

(2)
The price reported in Column 4 is a weighted average price.  These shares were sold in multiple transactions at prices ranging from $33.500 to $33.625, inclusive.  The reporting person undertakes to provide to the issuer, any security holder of the issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range set forth in footnotes (1) and (2).

(3)	Held directly by Insight Venture Partners IX, L.P.
(4)	Held directly by Insight Venture Partners IX (Co-Investors), LP.
(5)	Held directly by Insight Venture Partners (Cayman) IX, L.P.
(6)	Held directly by Insight Venture Partners (Delaware) IX, L.P.
(7)	The transactions on this Form 4 were made pursuant to a Rule 10b5-1 plan adopted on April 10, 2024.